SEC FILE NUMBER: 000-33315
                                                                   -------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One):       [X] Form 10-K or 10-KSB   [ ] Form 20-F   [ ] Form 11-K
                   [ ] Form 10-Q or 10-QSB   [ ] Form N-SAR  [ ] Form N-CSR

                       For Period Ended: DECEMBER 31, 2005
             ------------------------------------------------------

[   ] Transition Report on Form 10-K      [   ]  Transition Report on Form 10-Q
      or 10-KSB                                  or 10-QSB
[   ] Transition Report on Form 20-F      [   ]  Transition Report on Form N-SAR
[   ] Transition Report on Form 11-K

                        For the Transition Period Ended:
             -------------------------------------------------------

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates:

                                     PART I.
                             REGISTRANT INFORMATION

Full name of registrant:          KNOBIAS, INC.
                       --------------------------------------------------------

Former name if applicable:
                         ------------------------------------------------------

Address of principal executive office (STREET AND NUMBER):
                     875 NORTHPARK DRIVE, BLDG 2, SUITE 500
                       --------------------------------------

City, state and zip code: RIDGELAND, MISSISSIPPI  39157
                          -----------------------------

                                    PART II.
                             RULE 12B-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III.
                                    NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company was prepared to file it Annual Report on Form 10-KSB for the period ended December 31, 2005, on March 31, 2006, prior to 5:30 p.m., EST. However, the Company's independent auditors, Russell Bedford Stefanou Mirchandani LLP, were unable to complete its audit of the Company's financial statements in sufficient time, without unreasonable effort and expense. The Company fully expects to be able to file its Annual Report on Form 10-KSB, for the twelve-month period ended December 31, 2005, on or before the 15th calendar day following the prescribed due date.


                                    PART IV.
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

  SUSAN WALKER                           (601) 978-3399
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  (Name) (Area Code) (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes [ X ] No



                                  KNOBIAS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   April 3, 2006                               By: /s/ E. Key Ramsey
      --------------------------------------        -----------------------
                                                    Name:   E. Key Ramsey
                                                    Title:  President and CEO


                                    ATTENTION

        Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).